                                                                         ANNEX A

                                                                  Execution Copy

                          SECOND AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     Among

                             CARDIAC SCIENCE, INC.,

                       CARDIAC SCIENCE ACQUISITION CORP.,

                                      and

                            SURVIVALINK CORPORATION

                           Dated as of August 3, 2001

                                  (as amended)
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                               Table of Contents

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ARTICLE I THE MERGER.......................................................  A-1

  SECTION 1.01. The Merger.................................................  A-1
  SECTION 1.02. Effect of the Merger.......................................  A-1
  SECTION 1.03. Articles of Incorporation; Bylaws..........................  A-2
  SECTION 1.04. Directors and Officers.....................................  A-2

ARTICLE II CONVERSION OF SECURITIES; MERGER CONSIDERATION; ESCROW..........  A-2

  SECTION 2.01. Conversion of Securities; Merger Consideration.............  A-2
  SECTION 2.02. Exchange of Company Shares.................................  A-3
  SECTION 2.03. Dissenting Shares..........................................  A-4
  SECTION 2.04. Escrow.....................................................  A-4
  SECTION 2.05. Maximum Purchase Price.....................................  A-5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................  A-5

  SECTION 3.01. Organization and Qualification.............................  A-5
  SECTION 3.02. Articles of Incorporation and Bylaws.......................  A-5
  SECTION 3.03. Capitalization.............................................  A-6
  SECTION 3.04. Authority Relative to This Agreement.......................  A-6
  SECTION 3.05. Company Board Approval.....................................  A-6
  SECTION 3.06. No Conflict; Required Filings and Consents.................  A-6
  SECTION 3.07. Permits; Compliance........................................  A-7
  SECTION 3.08. Financial Statements.......................................  A-7
  SECTION 3.09. Undisclosed Liabilities....................................  A-8
  SECTION 3.10. Absence of Certain Changes or Events.......................  A-8
  SECTION 3.11. Absence of Litigation......................................  A-8
  SECTION 3.12. Employee Benefit Matters...................................  A-8
  SECTION 3.13. Material Contracts.........................................  A-9
  SECTION 3.14. Environmental Matters...................................... A-10
  SECTION 3.15. Title to Properties; Absence of Liens and Encumbrances..... A-10
  SECTION 3.16. Intellectual Property...................................... A-10
  SECTION 3.17. Taxes...................................................... A-11
  SECTION 3.18. Insurance.................................................. A-13
  SECTION 3.19. Affiliate Transactions..................................... A-13
  SECTION 3.20. Labor Matters.............................................. A-13
  SECTION 3.21. Customers and Suppliers.................................... A-13
  SECTION 3.22. Brokers.................................................... A-14
  SECTION 3.23. Additional Tax Matters..................................... A-14
  SECTION 3.24. Entire Representations and Warranties...................... A-14
  SECTION 3.25. Registration Statement; Proxy Statement/Prospectus......... A-14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......... A-15

  SECTION 4.01. Organization and Qualification; Subsidiaries............... A-15
  SECTION 4.02. Certificate of Incorporation and Bylaws.................... A-15
  SECTION 4.03. Authority Relative to This Agreement....................... A-15
  SECTION 4.04. No Conflict; Required Filings and Consents................. A-16
  SECTION 4.05. Capitalization............................................. A-16
  SECTION 4.06. Parent Securities.......................................... A-16
  SECTION 4.07. SEC Reports................................................ A-16
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                               Table of Contents
                                  (continued)

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  SECTION 4.08. Financial Statements....................................... A-17
  SECTION 4.09. Undisclosed Liabilities.................................... A-17
  SECTION 4.10. Absence of Certain Changes or Events....................... A-17
  SECTION 4.11. Absence of Litigation...................................... A-17
  SECTION 4.12. Parent Board Approval...................................... A-17
  SECTION 4.13. Operations of Merger Sub................................... A-17
  SECTION 4.14. Financing.................................................. A-17
  SECTION 4.15. Tax Matters................................................ A-18
  SECTION 4.16. Entire Representations and Warranties...................... A-18
  SECTION 4.17. Title to Properties; Absences of Liens and Encumbrances.... A-18
  SECTION 4.18. Registration Statement; Proxy Statement/Prospectus......... A-18

ARTICLE V CONDUCT OF BUSINESSES PENDING THE MERGER......................... A-19

  SECTION 5.01. Conduct of Business by the Company Pending the Merger...... A-19
  SECTION 5.02. Conduct of Business by Parent Pending the Merger........... A-21
  SECTION 5.03. Notification of Certain Matters............................ A-21

ARTICLE VI ADDITIONAL AGREEMENTS........................................... A-21

  SECTION 6.01. Company Shareholders' Meeting.............................. A-21
  SECTION 6.02. Parent Shareholder's Meeting............................... A-21
  SECTION 6.03. Access to Information; Confidentiality..................... A-21
  SECTION 6.04. No Solicitation of Transactions............................ A-22
  SECTION 6.05. Directors' and Officers' Indemnification and Insurance..... A-22
  SECTION 6.06. Obligations of Merger Sub.................................. A-22
  SECTION 6.07. Further Action; Consents; Filings.......................... A-22
  SECTION 6.08. Public Announcements....................................... A-23
  SECTION 6.09. Certain Employee Benefits Matters.......................... A-23
  SECTION 6.10. Break-Up Fee............................................... A-23
  SECTION 6.11. Option Exercise Schedule and Account....................... A-23
  SECTION 6.12. Further Assurances......................................... A-24
  SECTION 6.13. Registration of Parent Common Shares....................... A-24

ARTICLE VII CONDITIONS TO THE MERGER....................................... A-24

  SECTION 7.01. Conditions to the Obligations of Each Party................ A-24
  SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub..... A-24
  SECTION 7.03. Conditions to the Obligations of the Company............... A-25

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER............................. A-26

  SECTION 8.01. Termination................................................ A-26
  SECTION 8.02. Effect of Termination...................................... A-26
  SECTION 8.03. Amendment.................................................. A-26
  SECTION 8.04. Waiver..................................................... A-27

ARTICLE IX INDEMNIFICATION................................................. A-27

  SECTION 9.01. Survival of Representations and Warranties................. A-27
  SECTION 9.02. Indemnification By Shareholders............................ A-27
  SECTION 9.03. Indemnification By Parent.................................. A-28
  SECTION 9.04. Indemnification Procedures................................. A-28
  SECTION 9.05. Sole Remedy................................................ A-29
  SECTION 9.06. Shareholders' Representative............................... A-29
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                               Table of Contents
                                  (continued)

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ARTICLE X GENERAL PROVISIONS............................................    A-30

  SECTION 10.01. Notices................................................    A-30
  SECTION 10.02. Expenses...............................................    A-31
  SECTION 10.03. Severability...........................................    A-31
  SECTION 10.04. Assignment; Binding Effect; Benefit....................    A-31
  SECTION 10.05. Specific Performance...................................    A-32
  SECTION 10.06. Governing Law..........................................    A-32
  SECTION 10.07. Headings...............................................    A-32
  SECTION 10.08. Counterparts...........................................    A-32
  SECTION 10.09. Entire Agreement.......................................    A-32

ARTICLE XI DEFINITIONS..................................................    A-32

  SECTION 11.01. Certain Definitions....................................    A-32
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                                      iii

   SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of August 3, 2001 (this "Agreement") among Cardiac Science, Inc., a Delaware corporation ("Parent"), Cardiac Science Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Survivalink Corporation, a Minnesota corporation (the "Company").

                                   WITNESSETH

   WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it fair to and in the best interests of each corporation and its respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

   WHEREAS, the parties hereto have previously entered into an Agreement and Plan of Merger, dated as of February 14, 2001 (the "Original Agreement") pursuant to which the Company shall merge with and into Merger Sub (the "Merger") in accordance with the Minnesota Business Corporations Act, as amended (the "MBCA");

   WHEREAS, the parties hereto have previously amended and restated the Original Agreement, pursuant to the First Amended and Restated Agreement and Plan of Merger, dated as of June 5, 2001 (the "First Amendment");

   WHEREAS, the parties hereto desire to amend and restate in its entirety the First Amendment on the terms and conditions set forth herein; and,

   WHEREAS, for federal income tax purposes, the parties to this Agreement intend for the Merger to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   SECTION 1.01. The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the MBCA, at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by executing and filing the articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota and making all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or at such later time as is specified in the Articles of Merger in accordance with the MBCA (the "Effective Time").

   SECTION 1.02. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 1.03. Articles of Incorporation; Bylaws. From and after the Effective Time until thereafter amended as provided by law, (i) the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and
(ii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

   SECTION 1.04. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE II

             CONVERSION OF SECURITIES; MERGER CONSIDERATION; ESCROW

   SECTION 2.01. Conversion of Securities; Merger Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Shareholders' Representative, pursuant to this Agreement, the Articles of Merger and the MBCA:

     (a) Subject to the other provisions of this Section 2.01, each of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be canceled and extinguished and converted into the right to receive (i) the Stock Merger Consideration Per Common Share (less 5% of that amount, which represents the Parent Common Shares that are to be placed in escrow in accordance with
  Section 2.04 below), and (ii) the Non-Stock Merger Consideration Per Common Share (less 5% of that amount, as to which Parent Notes are to be placed in escrow in accordance with Section 2.04 below), subject to adjustment for amounts withheld pursuant to Section 2.02(h) below.

     (b) Subject to the other provisions of this Section 2.01, each of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be canceled and extinguished and converted into the right to receive (i) the Stock Merger Consideration Per Preferred Share (less 5% of that amount, which represents the Parent Common Shares that are to be placed in escrow in accordance with
  Section 2.04 below), and (ii) the Non-Stock Merger Consideration Per Preferred Share (less 5% of that amount, as to which of Parent Notes are to be placed in escrow in accordance with Section 2.04 below), subject to adjustment for amounts withheld pursuant to Section 2.02(h) below.

     (c) The Company shall take all necessary action, including obtaining the consent of holders of Company Options to the extent necessary, to provide that each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested shall automatically become immediately vested and exercisable and each holder of a Company Option shall exercise, or the Company shall cancel, all such Company Options prior to the Effective Time such that no Company Options or other rights to purchase the capital stock of the Company shall be outstanding at the Effective Time. Subject to the provisions of this Section 2.01, each cancelled Company Option shall be converted into the right to receive (i) the Stock Merger Consideration Per Option Share (less 5% of that amount, which represents the Parent Common Shares that are to be placed in escrow in accordance with
  Section 2.04 below), and (ii) the Non-Stock Merger Consideration Per Option Share (less 5% of that amount, as to which Parent Notes are to be placed in escrow in accordance with Section 2.04 below), subject to adjustment for amounts withheld pursuant to Section 2.02(h) below.

     (d) Holders of Dissenting Shares shall only be entitled to receive from Parent an amount per Dissenting Share determined pursuant to Section 2.03.

   SECTION 2.02. Exchange of Company Shares.

     (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the "Exchange Agent") to act as agent for the holders of the Company Outstanding Shares (excluding holders of Dissenting Shares) for the purpose of exchanging certificates representing shares of Company Common Stock and Company Preferred Stock ("Certificates") and documents representing Company Options (the "Option Agreements"), in each case as of immediately prior to the Effective Time, for the applicable Merger Consideration Per Share pursuant to an agreement (the "Exchange Agreement") among Parent, the Company and the Exchange Agent reasonably satisfactory to such parties. The fees and expenses of the Exchange Agent shall be paid by Parent and Parent shall indemnify the Exchange Agent against any actions taken by the Exchange Agent pursuant hereto or to the Exchange Agreement, other than acts or omissions which constitute bad faith, willful misconduct or gross negligence.

     (b) At the Effective Time, Parent shall remit to the Exchange Agent the cash, Parent Common Shares, and Parent Notes representing the Total Merger Consideration, (i) less the Escrow Amount and any amounts withheld pursuant to Section 2.02(h) and (ii) as adjusted pursuant to Section 2.03 in the event there are any Dissenting Shares (collectively, the "Payment Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration Per Share contemplated to be paid to each holder of Company Outstanding Shares (excluding holders of Dissenting Shares) pursuant to Section 2.01 out of the Payment Fund. The Payment Fund shall not be used for any purpose except as expressly set forth in this Agreement.

     (c) As soon as practicable after the Effective Date, the Surviving Corporation shall cause the Exchange Agent to mail to the holders of Certificates and Option Agreements a letter of transmittal and other appropriate materials and instructions for use in effecting the surrender of the Certificates and the Option Agreements for payment of the Merger Consideration Per Share therefor. Upon the surrender of each Certificate and/or Option Agreement, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the Exchange Agent shall pay to the holders of such Certificates and/or Option Agreements out of the Payment Fund the applicable Merger Consideration Per Share, as adjusted, multiplied by the number of Company Outstanding Shares represented by such Certificates and/or Option Agreements.

     (d) Immediately after the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company capital stock thereafter on the records of the Company.

     (e) After the Effective Time, no dividends or other distributions shall be paid to the holder of any unsurrendered Company Outstanding Shares.

     (f) Until surrendered as contemplated by this Section 2.02, each Certificate and Option Agreement shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration Per Share. The Total Merger Consideration paid pursuant to this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to all Outstanding Shares.

     (g) Promptly following the first anniversary date of the Effective Date, the Exchange Agent shall return to the Surviving Corporation all of the remaining Payment Fund, and the Exchange Agent's duties shall terminate. Thereafter, each holder of an unsurrendered Certificate or an Option Agreement may surrender the same to the Surviving Corporation and upon such surrender (subject to applicable abandoned property, escheat or similar laws) shall receive the applicable Merger Consideration Per Share, as adjusted pursuant to Section 2.01(a), (b) and (c); provided, however, that in no event shall the amount paid pursuant to this Section 2.02(g) exceed the amount of the remaining Payment Fund returned to the Surviving Corporation pursuant to the preceding sentence. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Outstanding Shares or Company Options for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

     (h) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Non-Stock Merger Consideration Per Share otherwise payable pursuant to this Agreement to any holder of any Certificate or Option Agreement such amounts, if any, as it is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by either the Surviving Corporation or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Option Agreement in respect of which such deduction and withholding was made.

   SECTION 2.03. Dissenting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary, if Sections 302A.471 and 302A.473 of the MBCA are applicable to the Merger, Outstanding Shares that are issued and outstanding as of the record date of the meeting of the Company Shareholders called for the purpose of voting on this Agreement and the Merger and that are held by Company Shareholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for the fair value of such shares in the manner provided in Section 302A.473 of the MBCA and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive any portion of the Total Merger Consideration, but the holders thereof shall be entitled only to such rights as are granted by Sections 302A.471 and 302A.473 of the MBCA. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Sections 302A.471 and 302A.473 of the MBCA shall receive payment therefor from the Surviving Corporation in accordance with the MBCA; provided, however, that if, prior to the Effective Time, any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal of such shares under Sections 302A.471 and 302A.473 of the MBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment of the Merger Consideration Per Share to be paid therefor pursuant to Section 2.01, and such shares shall not be deemed to be Dissenting Shares.

     (b) The Company shall give Parent (i) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Sections 302A.471 and 302A.473 of the MBCA received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such sections of the MBCA. The Company shall have the right to participate in such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent (which will not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, settle or offer to settle, any such demands.

   SECTION 2.04. Escrows.

     (a) Purchase Price Holdback. Prior to the Effective Time, Parent, the Shareholders' Representative and the Escrow Agent (defined below) shall enter into a one-year escrow agreement (the "Purchase Price Escrow Agreement") with an escrow agent selected by Parent and reasonably acceptable to the Company (the "Escrow Agent") substantially in the form of Exhibit A hereto. Pursuant to the terms of the Purchase Price Escrow Agreement, at the Effective Time, Parent shall deposit Parent Common Shares and Parent Notes in an amount equal to 5% of the Total Merger Consideration to be issued to the Company Holders (as defined in Section 9.02) pursuant this Agreement (the "Escrow Amount") into an escrow account, which account is to be managed by the Escrow Agent (the "Escrow Account"). Distributions of any amounts from the Escrow Account shall be governed by the terms and conditions of the Purchase Price Escrow Agreement. The portion of the Escrow Amount contributed on behalf of each holder of Company Outstanding Shares shall be in proportion to the aggregate amount of cash that such holder would otherwise be entitled to receive under Section 2.01 by virtue of ownership of Company Outstanding Shares.

     (b) Company Employee Tax Loans Escrow. Prior to the Effective Time, Parent, the Shareholders' Representative, and the Escrow Agent shall enter into an escrow agreement in a form mutually agreed upon by the parties (the "Tax Escrow Agreement"), which shall terminate upon the earlier of (i) full repayment and satisfaction of indebtedness under the then-outstanding Parent Notes, or (ii) December 31, 2002. Pursuant to the terms of the Tax Escrow Agreement, at the Effective Time, Parent shall deposit a maximum aggregate of $2,200,000 in cash into an escrow account for the purpose of making loans to employees of the Company to facilitate satisfaction of such employees' tax obligations arising in connection with the disposition and/or exercise of employee options at the Effective Time (the "Tax Escrow Account"). Each such loan shall be evidenced by a secured non-recourse note in a form reasonably acceptable to Company and Parent, which note shall be secured by, and as to which Parent shall have a right of offset against, any amounts payable to such employee under Parent Notes issued to such employee as consideration for the Merger. On or before the Effective Time, the Company shall provide a schedule of such estimated Company employee tax liabilities, on a per-employee basis, and an estimated allocation of funds in the Tax Escrow Account with regard thereto. Distributions of any amounts from the Tax Escrow Account shall be governed by the terms and conditions of the Tax Escrow Agreement.

   SECTION 2.05. Maximum Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, the aggregate value delivered by Parent in exchange for the Company Outstanding Shares shall not exceed: (i) cash in the amount of $10,500,000; (ii) Parent Notes in aggregate principal amount of $25,800,000; and (iii) 18,150,000 shares of Parent Common Stock, except in the event of a Tax Free Reorganization Adjustment. Total Exercise Price (as defined in Section 6.11).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Merger Sub that:

   SECTION 3.01. Organization and Qualification.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority or governmental approvals would not have a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.

     (b) Except as set forth in Section 3.01(b) of the disclosure schedule delivered by the Company to Parent concurrently with the execution of the Original Agreement (the "Company Disclosure Schedule"), the Company does not directly or indirectly own, or have outstanding contractual obligations to acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

   SECTION 3.02. Articles of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the Bylaws of the Company, each as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

   SECTION 3.03. Capitalization. As of the date of the Original Agreement, the authorized capital stock of the Company consists of 50,000,000 shares, par value $.01 per share, comprising the following: (i) 4,188,094 shares of Company Series A Stock, of which 3,717,037 shares are issued and outstanding;
(ii) 891,085 shares of Company Series B Stock, of which 760,824 shares are issued and outstanding; and (iii) 44,920,821 shares of Company Common Stock, of which 5,930,391 shares are issued and outstanding. As of the date of the Original Agreement, no person holds or is entitled to any outstanding subscriptions, warrants, options, calls, convertible securities, commitments of sale or similar rights to purchase or otherwise acquire any shares of, or any security convertible into or exchangeable for, the issued or unissued capital stock of, or other ownership interest in, the Company, except for (a) the conversion privileges of the Company Preferred Stock, (b) currently outstanding options to purchase 4,831,100 shares of Company Common Stock, (c) currently outstanding warrants to purchase 1,610,207 shares of Company Common Stock, and
(d) as disclosed in Section 3.03 of the Company Disclosure Schedule. Except as disclosed in Section 3.03 of the Company Disclosure Schedule, the Company is not a party to or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons which affects or relates to the voting or giving of written consents with respect to any capital stock or by an officer, director or employee of the Company. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. In the case of unissued shares, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. All Company Outstanding Shares have been issued or granted in material compliance with applicable federal and state securities laws.

   SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the Company's shareholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, other than with respect to the Merger, (i) the approval and adoption of this Agreement and the Merger by the vote of the shareholders of the Company in accordance with the Company's Articles of Incorporation (the "Company Shareholders' Vote"), and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, in each case as required by the MBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

   SECTION 3.05. Company Board Approval. The Board of Directors of the Company has (i) approved this Second Amendment and Restated Agreement and the Merger,
(ii) determined that the Merger is in the best interest of the Company Shareholders and is on terms that are fair to the Company Shareholders and
(iii) voted to submit this Agreement and the Merger, the transactions contemplated by this Agreement and any related proposals to the vote and approval of the Company Shareholders.

   SECTION 3.06. No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not: (i) conflict with or violate the Articles of Incorporation or

  Bylaws of the Company; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made, conflict with or violate any federal, national, state, provincial, municipal or local law, statute, ordinance, rule, regulation, order, injunction, judgment or decree, whether of the U.S., or another jurisdiction ("Law"), applicable to the Company or by which any property or asset of the Company is bound or affected; or (iii) except as set forth in
  Section 3.06 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, national, state, provincial, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or any other governmental or quasi-governmental authority, whether of the U.S., or another jurisdiction (a "Governmental Entity") or any other third party, except: (i) for the applicable requirements of (A) the MBCA with respect to the filing of the Articles of Merger; and (B) the consent of the parties listed in Section 3.06 of the Company Disclosure Schedule (the "Company Required Consents") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

   SECTION 3.07. Permits; Compliance.

     (a) Except as disclosed in Section 3.07(a) of the Company Disclosure Schedule, the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where such failure would not have a Material Adverse Effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where such failure would not have a Material Adverse Effect.

     (b) Except as disclosed in Section 3.07(b) of the Company Disclosure Schedule, the Company is not in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected or (iii) any Company Permits, except in each case for any such conflicts, defaults or violations that would not have a Material Adverse Effect.

   SECTION 3.08. Financial Statements. The Company has delivered to Parent copies of (a) the audited balance sheet as of December 31, 2000 of the Company (the "Company Balance Sheet"), the audited income statement for the twelve months ended December 31, 2000, the unaudited balance sheet as of March 31, 2001 of the Company, and the unaudited income statement for the period ended March 31, 2001 (such statements and the Company Balance Sheet are referred to herein as the "Latest Financial Statements") and (b) the audited balance sheets, as of December 31, 1999, December 31, 1998 and December 31, 1997 of the Company and the audited statements of earnings, shareholders' equity and cash flows of the Company for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997 (collectively, the "Audited Financial Statements"). The Latest Financial Statements and the Audited Financial Statements are based upon the information contained in the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the dates thereof and the cash flows and results of operations for the periods referred to therein. The Audited Financial Statements have been prepared in accordance with GAAP. The Latest Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes, normal year-end adjustments and prior period comparative data that are required to be prepared in accordance with GAAP), applied in a manner consistent with the Audited Financial Statements, and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

   SECTION 3.09. Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the Company Balance Sheet (or in the notes thereto) or as set forth in Section 3.09 of the Company Disclosure Schedule, the Company does not have outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities and obligations, which have been incurred since the date of the Company Balance Sheet in the ordinary course of business and which would not have a Material Adverse Effect.

   SECTION 3.10. Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, (a) the Company has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) the Company has not suffered any Material Adverse Effect.

   SECTION 3.11. Absence of Litigation. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any court, arbitrator or Governmental Entity. Neither the Company nor any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator.

   SECTION 3.12. Employee Benefit Matters.

     (a) Plans and Material Documents. Section 3.12(a) of the Company Disclosure Schedule lists: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, long term incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, change in control, and severance agreements, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company; (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA; and (iv) any contracts, arrangements or understandings between the Company and any employee of the Company including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (collectively, the "Company Benefit Plans"). Copies or summaries of each material Company Benefit Plan have been provided to Parent. The Company has no express or implied commitment to create, adopt or amend any employee benefit plan, program, arrangement or agreement, other than any immaterial modification or any modification or change required by applicable law.

     (b) Absence of Certain Types of Plans. None of the Company Benefit Plans is a multi employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan").

     (c) Compliance. Each Company Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable laws and regulations, including, without limitation, ERISA and the Code. No material legal action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such action, claim or proceeding.

     (d) Qualification of Certain Plans. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") concerning all provisions applicable to the plan for which determination letters are currently available and that the Company Benefit Plan is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt.

     (e) Absence of Certain Liabilities. The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation (the "PBGC") under Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course). There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. The Company has not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Company Benefit Plan. None of the assets of the Company is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code. The Company has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code.

     (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates, and all contributions to the Company Benefit Plans intended to be qualified pursuant to Section 401(a) of the Code have been or will be fully deductible.

     (g) No Severance Payments. Except as described in Section 3.12(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or
  (iii) constitute a "change in control" under any Company Benefit Plan or within the meaning of such term under Section 280G of the Code. Assuming approval by the Company Shareholders of the 280G Payments (as defined in Section 6.09(d)), no amounts payable as a result of the consummation of the transaction contemplated by this Agreement, whether solely or in connection with another event, will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

   SECTION 3.13. Material Contracts.

     (a) Subsections (i) through (iv) of Section 3.13(a) of the Company Disclosure Schedule contain a list of the following types of written contracts and agreements (including all amendments thereto) to which the Company is a party as of the date of the Original Agreement (collectively, the "Company Material Contracts"):

       (i) each contract and agreement which (A) is likely to involve consideration of more than $100,000 in the aggregate during the fiscal year ending December 31, 2001, or (B) is likely to involve consideration of more than $100,000 in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Company without penalty or further payment and without more than 60 days' notice;

       (ii) all contracts and agreements evidencing indebtedness of more than $100,000;

       (iii) all contracts and agreements, other than distributor agreements entered into in the ordinary course of business, that limit the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

       (iv) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or the conduct of its business, or the absence of which would prevent or materially delay the consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

     (b) (i) Each Company Material Contract is a legal, valid and binding agreement in full force and effect in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law, and in the case of any indemnity provisions contained therein, is limited by public policy considerations); (ii) the Company is not in default in any material respect, or has not received notice that it is in default, under any Company Material Contract and, to the Company's knowledge, no other party is in default in any material respect under any Company Material Contract; and (iii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall constitute a material default, give rise to cancellation rights or otherwise adversely affect any of the Company's material rights under any Company Material Contract. The Company has provided or made available to Parent true and complete copies of all Company Material Contracts, including any amendments thereto.

   SECTION 3.14. Environmental Matters. Except as described in Section 3.14 of the Company Disclosure Schedule: (a) the Company is in material compliance with all applicable Environmental Laws; (b) the Company has not received notice of a violation of any Environmental Law; (c) the Company has no material liability for environmental clean-up, removal, remediation, or damages; and (d) the Company has all permits, licenses and other authorizations required under any applicable Environmental Law ("Environmental Permits") and is in compliance in all material respects with its Environmental Permits.

   SECTION 3.15. Title to Properties; Absence of Liens and Encumbrances. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") except (i) as reflected in the Audited Financial Statements or Latest Financial Statements; (ii) as disclosed in
Section 3.15 of the Company Disclosure Schedule; or (iii) for such Liens or other imperfections of title and encumbrances, if any, which would not have a Material Adverse Effect.

   SECTION 3.16. Intellectual Property. Except as described in Section 3.16 of the Company Disclosure Schedule:

     (a) to the knowledge of the Company, the conduct of the business of the Company as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party;

     (b) with respect to each item of Intellectual Property owned by the Company and material to the business, financial condition or results of operations of the Company ("Company Owned Intellectual Property"), the Company is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its business;

     (c) the Company does not license from any third party any Intellectual Property that is material to the business, financial condition or results of operations of the Company;

     (d) to the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part;

     (e) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property;

     (f) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder;

     (g) neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement shall adversely affect any of the Company's rights with respect to the Company Owned Intellectual Property; and

     (h) Section 3.16 of the Company Disclosure Schedule contains a complete list of the Company Owned Intellectual Property.

   SECTION 3.17. Taxes. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

     (a) All Tax Returns required to be filed by the Company on or prior to the date hereof have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. The foregoing Tax Returns are not subject to penalties under Section 6662 of the Code or any corresponding provision of the Tax law. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable and Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. An extension of time within which to file any Tax Return which has not been filed has not been requested or granted.

     (b) No director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Shareholders' Representative or the directors or officers (and employees responsible for Tax matters) of the Company has knowledge based upon contact with any agent of such authority. The Tax Returns of the Company have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to the Company's knowledge, threatened (either in writing or verbally, formally or informally). No Tax deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Company, and the Company has not received notice (either in writing or verbally, orally or informally) and does not expect to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. The Company is neither a party to any proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Company or any of its assets.

     (c) The Company has furnished Parent true and complete copies of all federal and state income tax income or franchise Tax Returns for the Company for all periods ending in 1997, 1998 and 1999, and those in 2000 that have been filed. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has such waiver or extension been requested from the Company.

     (d) The Company has not: (A) filed a consent under Code Section 341(f) concerning collapsible corporations; (B) been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (C) been a member of an affiliated group filing a consolidated federal income Tax Return, (D) executed, become subject to, or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other Tax law, (E) received approval to make or agreed to a change in accounting method, or (F) incurred or assumed any liability for the Taxes of any person. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

     (e) The Company is not a party to any agreement, contract, arrangement or plan that, individually or in the aggregate, has resulted or would result in connection with this Agreement, in the payment of any "excess parachute payment" within the meaning of Code Section 280G.

     (f) No Company asset is property which the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; none of the Company assets is "Tax-exempt use property" within the meaning of Section 168(h) of the Code; the Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; neither Seller nor the Company is a person other than a United States person within the meaning of the Code; the transaction contemplated herein is not subject to the Tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3, of the Code or of any other provision of law; the Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country; and the Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

     (g) The Company has no liabilities for unpaid Taxes which have not been accrued or reserved against in the Company Balance Sheet, and the Company has not incurred any liabilities for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business consistent with past practice.

     (h) The Company is not a party to any tax allocation or sharing agreement with any person, or a party to any agreement to indemnify any person with respect to Taxes.

     (i) The Company has obtained all exemption certificates for sales and use tax purposes or other appropriate documentation that meets the requirements of the relevant taxing authorities for establishing exemption from sale and use tax.

     (j) For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean any income, gross income, gross receipts, profits, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, and (ii) "Tax Return" shall mean any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other taxing authority, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

   SECTION 3.18. Insurance. The Company has provided or made available to Parent true and complete copies of all policies of insurance to which the Company is a party or is a beneficiary or named insured. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company.

   SECTION 3.19. Affiliate Transactions. (a) Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, no officer or director of the
Company:

       (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company, provided, however, that the ownership of securities (A) by a mutual fund to which a director is affiliated or (B) representing no more than five percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" as long as the person owning such securities has no other connection or relationship with such competitor, supplier or customer;

       (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company); or

       (iii) has outstanding any indebtedness to the Company.

     (b) Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, except for the payment of employee compensation in the ordinary course of business, the Company does not have any liability or any other obligation of any nature whatsoever to any shareholder of the Company or any affiliate thereof or to any officer or director of the Company.

   SECTION 3.20. Labor Matters. Except as described in Section 3.20 of the Company Disclosure Schedule, (i) the Company is currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) the Company has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (iii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Entity with respect to any current or former employees of the Company; and (iv) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which charge has been asserted or now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company has employed or currently employed any person.

   SECTION 3.21. Customers and Suppliers. No customer which individually accounted for more than 5% of the Company's gross revenues during the twelve-month period preceding the date hereof, and no material supplier of the Company, has cancelled or otherwise terminated prior to the expiration of the contract term, or, to the Company's knowledge, made any written threat to the Company to cancel or otherwise terminate its relationship with the Company. The Company has not (i) breached (so as to provide a benefit to the Company that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

   SECTION 3.22. Brokers. No broker, finder or investment banker (other than William Blair & Company) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

   SECTION 3.23. Additional Tax Matters. Except as set forth in Section 3.23 of the Company Disclosure Schedule:

     (a) Pursuant to the Merger, Merger Sub will acquire at least 90% of the fair market value of the net assets of the Company and at least 70% of the fair market value of the of the gross assets of the Company held immediately prior to the Merger. For purposes of this Section 3.23, amounts paid by the Company to holders of Dissenting Shares, amounts paid by the Company to holders of Company Outstanding Shares who received cash or other property, amounts used by the Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of Company immediately prior to the Merger.

     (b) The liabilities of the Company assumed by Merger Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

     (c) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (d) The Company is not aware of any plan or intention of Parent, Merger Sub nor any person related to Parent or Merger Sub (as defined in Treasury Regulations Section 1.368-1(e)(3)) to acquire or redeem any Parent Common Stock issued in the Merger either directly or through any transaction, agreement, or arrangement with any other person.

     (e) To the knowledge of the Company, prior to or in the Merger, neither Parent, Merger Sub nor any person related to Parent or Merger Sub (as defined in Treasury Regulations Section 1.368-1(e)(3)) will have acquired directly or through any transaction, agreement or arrangement with any other person, stock of the Company with consideration other than Parent Common Stock.

     (f) There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company and Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

     (g) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

   SECTION 3.24. Entire Representations and Warranties. Except for the representations and warranties contained in this Agreement or any other agreement or document contemplated hereby, the Company makes no other express or implied representation or warranty in respect of the Company that could give rise to a claim for indemnification hereunder.

   SECTION 3.25. Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in (i) the Registration Statement (as defined in Section 6.13), at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, or, (ii) the Exemption Application (including any amendments or supplements thereto), at the time the Exemption Application is filed with the appropriate securities regulatory authority shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the Company Shareholders in connection with the solicitation of proxies for the Company Shareholder Vote (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to Company Shareholders and at the time of the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Vote which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

   SECTION 4.01. Organization and Qualification; Subsidiaries. Parent and each subsidiary of Parent, including Merger Sub (collectively, the "Parent Subsidiaries"), is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority or governmental approvals would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Each of Parent and the Parent Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.

   SECTION 4.02. Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation or equivalent charter document and Bylaws, each as amended to date, of Parent and the Articles of Incorporation and Bylaws of Merger Sub, each as amended to date. Such respective organizational documents are in full force and effect and neither Parent nor Merger Sub is in violation of any of the provisions of its respective organizational documents.

   SECTION 4.03. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of Parent's and Merger Sub's stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, other than (i) the approval and adoption of this Agreement and the Merger by the vote of the sole stockholder of Merger Sub in accordance with the Articles of Incorporation of Merger Sub and/or applicable law ("Merger Sub Stockholder's Vote"), (ii) the approval and adoption by the vote of the stockholders of Parent of (A) the Parent Charter Amendment in accordance with the Certificate of Incorporation of Parent and (B) the Nasdaq Stock Issuance in accordance with the regulations of the National Association of Securities Dealers and The Nasdaq Stock Market ("Parent Stockholders' Vote"), and (iii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota as required by the MBCA. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

   SECTION 4.04. No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent, the Articles of Incorporation or Bylaws of Merger Sub or any equivalent organizational documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance of this Agreement by each of Parent and Merger Sub will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the MBCA with respect to the filing of the Articles of Merger; (ii) the filing by Parent with the SEC, any state securities law authorities and the Nasdaq National Market of any notices, filings, reports or information as may be required under the Securities Act, the Exchange Act, any other applicable federal or state securities laws or the rules and regulations of the Nasdaq National Market in connection with the issuance of the Parent Common Shares and the Parent Notes, and the other transactions contemplated by this Agreement (the "Parent Required Consents"), and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

   SECTION 4.05. Capitalization. As of the date of the Original Agreement, the authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock, of which 24,779,572 shares are issued and outstanding. As of the date of the Original Agreement, no person holds or is entitled to any outstanding subscriptions, warrants, options, calls, convertible securities, commitments of sale or similar rights to purchase or otherwise acquire any shares of, or any security convertible into or exchangeable for, the issued or unissued capital stock of, or other ownership interest in, Parent, except for
(i) currently outstanding options to purchase 2,686,045 shares of Parent Common Stock and (ii) currently outstanding warrants to purchase 1,111,101 shares of Parent Common Stock. All shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

   SECTION 4.06. Parent Securities. The Parent Common Shares and Parent Notes to be issued pursuant to this Agreement, when so issued, will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive right.

   SECTION 4.07. SEC Reports. Prior to the date of this Agreement, Parent has timely filed, and has made available to the Company, complete and accurate copies of all forms, reports, schedules, statements and other documents filed or required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 1998 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "Parent SEC Reports"). At the time filed, the Parent SEC Reports (i) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable laws and rules and regulations of the SEC.

   SECTION 4.08. Financial Statements. The financial statements of Parent (including any footnotes) contained in the Parent SEC Reports (i) complied, at the time filed, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) are based upon the information contained in the books and records of Parent and its consolidated subsidiaries and (iii) fairly present in all material respects the financial condition of Parent and its consolidated subsidiaries as of the dates thereof and the cash flows and results of operations for the periods referred to therein, subject to normal and recurring year-end adjustments. The audited financial statements of Parent (including any footnotes) contained in the Parent SEC Reports have been prepared in accordance with GAAP. The unaudited financial statements of Parent (including any footnotes) contained in the Parent SEC Reports have been prepared in accordance with GAAP applicable to unaudited financial statements and in conformity with the requirements of Form 10Q of the Exchange Act.

   SECTION 4.09. Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the balance sheet of Parent contained in the most recent Parent SEC Report (or in the notes thereto) (the "Parent Balance Sheet"), Parent does not have outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities and obligations, which have been incurred since the date of the Parent Balance Sheet in the ordinary course of business and which would not have a Material Adverse Effect.

   SECTION 4.10. Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, other than its pending publicly disclosed transaction,
(a) Parent has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) Parent has not suffered any Material Adverse Effect.

   SECTION 4.11. Absence of Litigation. Except as disclosed in the Parent SEC Reports, there is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any court, arbitrator or Governmental Entity. Neither Parent nor any property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator.

   SECTION 4.12. Parent Board Approval. The Board of Directors of Parent has
(i) approved this Second Amended and Restated Agreement and the Merger, the Parent Charter Amendment and the Nasdaq Stock Issuance, (ii) determined that the Merger is in the best interest of the stockholders of Parent and (iii) voted to submit the Parent Charter Amendment and the Nasdaq Stock Issuance to the vote and approval of the stockholders of Parent.

   SECTION 4.13. Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

   SECTION 4.14. Financing. By the Termination Date, Parent shall have sufficient funds available to complete the transactions contemplated hereby. Any equity financing, or series of financings, of Parent prior to the date that is ninety days following the Effective Time shall be (i) at a price per share of Parent Common Stock of not less than $2.00 (with the price per share of any preferred or convertible stock being calculated on an as-if-converted into Common Stock basis), and (ii) shall not include an issuance of preferred stock with an aggregate purchase price of more than $15,000,000.

   SECTION 4.15. Tax Matters.

     (a) Prior to or in the Merger, neither Parent, Merger Sub nor any person related to Parent or Merger Sub (as defined in Treasury Regulations Section 1.368-1(e)(3)) will have acquired directly or through any transaction, agreement or arrangement with any other person, capital stock of the Company with consideration other than Parent Common Stock.

     (b) Merger Sub has no plan or intention to issue additional shares of its capital stock following the Merger that would result in Parent losing "control" of Merger Sub within the meaning of Section 368(c) of the Code.

     (c) Parent has no plan or intention to liquidate Merger Sub; to merge Merger Sub with or into another corporation, except if Merger Sub is surviving corporation; to sell or otherwise dispose of the stock of Merger Sub, except for transfers of capital stock to corporations controlled by Parent; or to cause Merger Sub to sell or otherwise dispose of any of its assets acquired from the Company, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Merger Sub.

     (d) Following the Merger, Merger Sub will continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business.

     (e) There is not intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount.

     (f) Prior to the Merger, Parent will own directly all of the outstanding capital stock of Merger Sub and Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

     (g) Neither Parent nor Merger Sub is an investment company as defined in
  Section 368(a)(2)(F)(iii) and (iv) of the Code.

   SECTION 4.16. Entire Representations and Warranties. Except for the representations and warranties contained in this Agreement or any other agreement or document contemplated hereby, Parent and Merger Sub make no other express or implied representation or warranty in respect of Parent or Merger Sub that could give rise to a claim for indemnification hereunder.

   SECTION 4.17. Title to Properties; Absences of Liens and
Encumbrances. Except as described in Schedule 4.17, to the knowledge of Parent after due and reasonable investigation, Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal, and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the financial statements contained in the SEC Reports.

   SECTION 4.18. Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Registration Statement, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, and (ii) the Exemption Application (including any amendments or supplements thereto), at the time the Exemption Application is filed with the appropriate securities regulatory authority, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company Shareholders and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Vote which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent and Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                                   ARTICLE V

                    CONDUCT OF BUSINESSES PENDING THE MERGER

   SECTION 5.01. Conduct of Business by the Company Pending the Merger.

     (a) The Company agrees that, between the date of the Original Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as specifically contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

       (i) the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

       (ii) the Company shall use commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers, licensors, licensees and other persons with which the Company has significant business relations.

     (b) By way of amplification of Section 5.01(a) and not limitation, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of the Original Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of
  Parent:

       (i) amend or change its Articles of Incorporation or Bylaws, except in connection with the Company Charter Amendment (as defined in Section 6.01);

       (ii) transfer, issue, sell, pledge, lease, license, dispose, grant, encumber, or authorize for transfer, issuance, sale, pledge, lease, license, disposition, grant or encumbrance (i) any shares of its capital stock of any class or series, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company (except for (A) the issuance of Common Stock of the Company pursuant to the exercise or conversion of a Company Option or Company Preferred Stock outstanding as of the date hereof and (B) the transfer by gift or donation of capital stock of the Company by a Company Shareholder to a third party donee) or (ii) any assets of the Company, except, in the case of this subsection (ii), in the ordinary course of business and in a manner consistent with past practice;

       (iii) authorize, declare, set aside, make or pay any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than the declaration and payment of the payment-in-kind dividend to the holders of Company Preferred Stock and the related common stock dividends to Venture Lending & Leasing, Inc., and Venture Lending & Leasing II, Inc.;

       (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

       (v) acquire (including, without limitation, by merger, consolidation, acquisition of stock or assets or any other business combination) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and which are not in connection with the acquisition of all, or substantially all of a business;

       (vi) incur any additional indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make any loans or advances or grant any security interest in any of its assets, except for trade payables in the ordinary course of business and indebtedness under the Company's existing credit arrangements incurred in the ordinary course of business and consistent with past practice and for other indebtedness with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $100,000, other than a bridge financing of up to $1,000,000 with certain holders of Company Preferred Stock;

       (vii) enter into any contracts or agreements requiring the payment, or receipt of payment, of consideration in excess of $150,000, or modify, amend or terminate any existing Company Material Contract or modify, amend, waive or consent to the termination of any of the Company's rights thereunder, other than modifications, amendments or terminations in the ordinary course of business consistent with past practices, other than extension of the due date of the promissory notes issued to certain holders of Company Preferred Stock;

       (viii) make or authorize any capital expenditures, other than capital expenditures (a) reflected in the capital expenditure budgets previously provided to Parent or (b) less than $150,000 in the aggregate;

       (ix) waive any stock repurchase or acceleration rights, amend or change the terms of any warrants, options or restricted stock, or reprice options granted under any Company Benefit Plan or authorize cash payments in exchange for any options granted under any such plans;

       (x) increase the compensation payable or to become payable to its directors, officers or employees, except for increases in accordance with past practices, in salaries or wages of officers and employees of the Company, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company (except, in the case of employees who are not officers or directors, as consistent with existing policies of the Company or past practices), or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

       (xi) commence or settle any Action;

       (xii) pay, discharge, satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Audited Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice;

       (xiii) make or revoke any Tax elections, adopt or change any method of Tax accounting, settle any Tax liabilities or take any action with respect to the computation of Taxes or the preparation of Tax returns that is inconsistent with past practice;

       (xiv) take any action, other than as required by GAAP, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

       (xv) agree to any audit assessment by any tax authority or file any income or franchise tax return unless copies of such returns have been delivered to Parent for its review prior to filing;

       (xvi) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

       (xvii) change any insurance coverage other than in the ordinary course of business;

       (xviii) announce an intention to, agree in writing to or otherwise take any action with respect to, the actions described in clauses (i) through (xviii) above; or

       (xix) take any action to cause the Company's representations and warranties set forth in Article III to be untrue in any material respect.

   SECTION 5.02. Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of the Original Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, Parent shall not directly or indirectly, take any action to cause Parent's representations and warranties set forth in Article IV to be untrue in any material respect.

   SECTION 5.03. Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement to be materially untrue or inaccurate or
(B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   SECTION 6.01. Company Shareholders' Meeting. The Company shall (i) in accordance with the MBCA and its Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a meeting of the Company Shareholders (the "Company Shareholders' Meeting") for the purpose of voting upon the approval of (a) the Merger and this Agreement, (b) the 280G Payments, (c) an amendment to its Articles of Incorporation decreasing the number of authorized shares of Company Series A Stock and Company Series B Stock (the "Company Charter Amendment"), and (d) any related proposals; and (ii) recommend that the Company Shareholders vote in favor of all such matters. The Company shall use commercially reasonable efforts to hold the Company Shareholders' Meeting as soon as practicable after the date hereof.

   SECTION 6.02. Parent Stockholder's Meeting. Parent shall (i) in accordance with the Delaware General Corporation Law ("DGCL") and its Certificate of Incorporation and Bylaws, duly call, give notice of, convene and hold a meeting of the stockholders of Parent (the "Parent Stockholders' Meeting") for the purpose of voting upon the approval of (A) an amendment to the Certificate of Incorporation of Parent increasing the number of authorized shares of Parent Common Stock (the "Parent Charter Amendment"), (B) the issuance of the Parent Common Shares pursuant to this Agreement, as required under the regulations of the National Association of Securities Dealers and The Nasdaq Stock Market (the "Nasdaq Stock Issuance"), (C) any other proposals to come properly before the meeting; and (ii) recommend that the stockholders of Parent vote in favor of all such matters. Parent shall use commercially reasonable efforts to hold the Parent Stockholders' Meeting as soon as practicable after the date hereof.

   SECTION 6.03. Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party or pursuant to applicable law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause its officers, directors, employees, accountants, legal counsel, investment banks, agents and other representatives (collectively, "Representatives") to, (i) provide to Parent and its Representatives access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request; provided, however, that the access and information shall be provided pursuant to clauses (i) and (ii) in such a way as to minimize disruption to the operations of the business of the Company. Parent shall, and Parent shall cause its Representatives to, keep such information confidential in accordance with the terms of the Confidentiality Agreement, dated as of November 1, 2000, as supplemented, between Parent and the Company (the "Confidentiality Agreement").

   SECTION 6.04. No Solicitation of Transactions. Subject to the fiduciary duties of the Board of Directors under applicable Law, the Company shall not, and will instruct its Representatives not to, directly or indirectly, (i) initiate, solicit, negotiate or encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to a merger, consolidation, share exchange, business combination or a transfer of all or a substantial part of the Company's business or assets (each, a "Competing Transaction"), or (ii) enter into, maintain or continue discussions, or negotiate with, or provide any information to, any person or entity in furtherance of such inquiries or in order to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action.

   SECTION 6.05. Directors' and Officers' Indemnification and Insurance.

     (a) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous) with respect to claims arising from facts or events that occurred prior to the Effective Time.

     (b) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall honor the indemnification obligations set forth in this
  Section 6.04.

   SECTION 6.06. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

   SECTION 6.07. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) use all commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) use all commercially reasonable efforts to obtain from Governmental Entities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any Parent Subsidiary, including any Company Required Consents and Parent Required Consents, as the case may be, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the HSR Act, and any other antitrust regulations and (B) any other applicable Law, provided, however, that neither the Company nor Parent will be required by this Section 6.06 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (x) requires the divestiture of any assets of Parent, any Parent Subsidiary or the Company or (y) limits Parent's freedom of action with respect to, or its ability to retain, the Company or any portion thereof or any of Parent's or its affiliates' other assets or businesses.

   SECTION 6.08. Public Announcements. Each of Parent and the Company shall consult with each other before issuing any press release or making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law.

   SECTION 6.09. Certain Employee Benefits Matters. (a) For a period of one year following the Effective Time and effective upon the Merger, Parent shall, or shall cause the Surviving Corporation to, provide employee benefits to Surviving Corporation employees that, in the aggregate, are substantially comparable to the employee benefits that were provided to such Surviving Corporation employees under the employee benefit plans, programs and arrangements of the Company listed in Schedule 3.12(a) (excluding items 3, 4, and 13 listed in Schedule 3.12(a)) as in effect immediately prior to the Effective Time and that have been provided to Parent.

     (b) Parent covenants and agrees that it shall cause the Surviving Corporation to satisfy all severance obligations arising in connection with the transactions contemplated by the Merger and this Agreement pursuant to any Company Benefit Plan that has been provided to Parent.

     (c) Parent covenants and agrees that it shall cause the Surviving Corporation to satisfy, within 10 business days of the Effective Time, all obligations of the Company arising from and relating to the Company's 2000 bonus plan, as set forth on Schedule 6.09.

     (d) The Company covenants and agrees that, prior to the Effective Time, it shall take all action necessary to obtain shareholder approval, in accordance with the procedures prescribed under Proposed Treasury Regulation Section 1.280G-1, of all payments by the Company that may be subject to Section 280G of the Code (the "280G Payments") in connection with the consummation of the transactions contemplated by this Agreement in order to exclude such payments from the definition of the term "parachute payment" (as defined in Proposed Treasury Regulation Section 1.280G-1).

   SECTION 6.10. Break-Up Fee. The Break-Up Fee shall be a cash amount equal to $3,500,000. In the event that the transactions contemplated by this Agreement are not consummated prior to the Termination Date (as defined in Section 8.01(b)), due to failure to satisfy any condition to closing set forth in
Section 7.03, other than the condition set forth in Section 7.03(b), the Break-Up Fee shall be promptly delivered by Parent to the Company on or before six
(6) calendar days subsequent to the Termination Date. In the event that the transactions contemplated by this Agreement are not consummated prior to the Termination Date due to failure to comply with Section 6.04 or failure to satisfy any condition to closing set forth in Section 7.02, other than the condition set forth in Section 7.02(b), the Break-Up Fee shall be promptly delivered by Company to Parent on or before six (6) calendar days subsequent to the Termination Date. The parties acknowledge and agree that the failure to satisfy any condition to closing set forth in Section 7.01 shall not trigger payment of the Break-Up Fee by either party. The Break-Up Fee, if required to be delivered pursuant to this Section 6.10, shall constitute the sole and exclusive remedy of the party receiving the Break-Up Fee for any and all claims arising in connection with this Agreement.

   SECTION 6.11. Option Exercise Schedule and Account. (a) In connection with the closing of the Merger, immediately prior to the Effective Time, the Company shall deliver to Parent a schedule ("Option Exercise Schedule") setting forth
(i) the number of Company Options exercised between the date of the Original Agreement and the Effective Time ("Exercised Options"), including the number of shares of Company Common Stock issued in connection with such Exercised Options and (ii) the exercise price of such Company Options. Parent shall have the right to review and approve the Option Exercise Schedule. The Company hereby covenants and agrees to cause any person exercising an Exercised Option to pay the exercise price due in connection therewith in cash on the date of exercise.

     (b) All proceeds from the exercise of such Company Options shall be deposited by the Company into a separate bank account of the Company. No funds shall be disbursed from such separate account for any reason without the prior written authorization of Parent.

   SECTION 6.12. Further Assurances. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated herein.

   SECTION 6.13. Registration of Parent Common Shares. As soon as reasonably practicable using its reasonable best efforts, Parent shall file (i) a registration statement under the Securities Act for the offer and sale of the Parent Common Shares to the Company Shareholders with the SEC (the "Registration Statement"), and (ii) an application for exemption from such registration with the appropriate securities regulatory authority, pursuant to an exemption available under the Securities Act and applicable state securities laws (the "Exemption Application"). Parent shall take all action reasonably necessary to cause the Registration Statement to be declared effective or the issuance of securities under the Exemption Application to be confirmed by the appropriate securities regulatory authority, including, without limitation, diligently and promptly responding to any comments, inquiries or requests for additional information from the SEC or other securities regulatory authority within at least ten calendar (10) days of receipt of such comments, inquiries or requests for information.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

   SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

     (a) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award (an "Order") that is then in effect or pending or threatened and has, or would have, the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

     (b) Effective Securities Registration Statement or Exemption. The offer and sale of the Parent Common Shares to the Company Shareholders shall either be registered pursuant to a registration statement declared effective by the SEC under the Securities Act, or shall be exempt from such registration pursuant to an available exemption under the Securities Act and applicable state securities laws.

     (c) Opinion of the Company's Counsel. The Company shall have received an opinion (the "Tax Opinion") from Dorsey & Whitney LLP, Minneapolis, Minnesota, counsel to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and Parent and the Company will each be a party to the reorganization within the meaning of
  Section 368(b) of the Code, and that accordingly:

       (i) No gain or loss will be recognized by the Company or Parent as a result of the Merger;

       (ii) No gain or loss will be recognized by Company Shareholders who exchange their Company Common Stock or Company Preferred Stock for Parent Common Stock pursuant to the Merger; provided, however, that gain will be recognized with respect to any cash and Parent Notes received pursuant to the Merger;

       (iii) The tax basis of the shares of Parent Common Stock received as Stock Merger Consideration Per Share by Company Shareholders in the Merger will be the same as the tax basis of the Company Common Stock or Company Preferred Stock surrendered in exchange therefor, adjusted as a result of the receipt of cash and Parent Notes pursuant to the Merger; and

       (iv) The holding period of the Parent Common Stock received by a Company Shareholder pursuant to the Merger will include the period during which the Company Common Stock or Company Preferred Stock surrendered therefor was held, provided the Company Common Stock or Company Preferred Stock is a capital asset in the hands of the Company Shareholder at the time of the Merger.

   The Tax Opinion shall also support such other material tax matters and consequences as are described under the caption "Material Federal Income Tax Consequences" in any Registration Statement filed pursuant to Section 6.13 of this Agreement. In rendering the Tax Opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of the Company, Parent and others.

   The requirement that the Tax Opinion described in this Section 7.01(c) be delivered at the Effective Time shall be a non-waivable condition to the consummation of the Merger.

   SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Company made in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Material Adverse Effect) shall be true and correct as of the date hereof and the Effective Time (except for representations and warranties that speak as of a specific date or time which need only be true and correct as of such date or time), and the Company shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, except for such failures to be true and correct that would not have a Material Adverse Effect; and Parent shall have received a certificate executed by an executive officer of the Company to that effect.

     (b) Consents. The Company shall have obtained all Company Required
  Consents.

     (c) Company Shareholders' Vote. The Company Shareholders' Vote shall have been obtained.

     (d) Resignation. All members of the Board of Directors of the Company shall have resigned effective as of the Effective Time.

     (e) Approval 280G Payments. The Company shall have obtained the requisite approval of the Company Shareholders of the 280G Payments (as described in Section 6.09(d) of this Agreement).

     (f) Escrow Agreement. The Escrow Agent and the Shareholders'
  Representative shall have executed and delivered to Parent the Escrow
  Agreement.

     (g) Shareholders Agreement. The Company Holders (as defined in Section 9.02) entitled to receive at least 90% of the Parent Common Shares pursuant to this Agreement shall have executed and delivered to Parent the Shareholders Agreement, in substantially the form attached hereto as Exhibit B (the "Shareholders Agreement").

     (h) Merger Consideration Calculation Schedule. The Company shall have delivered to Parent a schedule, approved by the Company's Board of Directors, setting forth the calculation of the Non-Stock Merger Consideration Per Common Share, the Non-Stock Merger Consideration Per Preferred Share, the Non-Stock Merger Consideration Per Option Share, the Stock Merger Consideration Per Common Share, the Stock Merger Consideration Per Preferred Share and the Stock Merger Consideration Per Option Share.

   SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub made in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Material Adverse Effect) shall be true and correct as of the date hereof and the Effective Time (except for representations and warranties that speak as of a specific date or time which need only be true and correct as of such date or time), and Parent and Merger Sub shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, except for such failures to be true and correct that, in the aggregate, would not have a Material Adverse Effect; and the Company shall have received a certificate executed by an executive officer of Parent to that effect.

     (b) Consents. Parent shall have obtained all Parent Required Consents.

     (c) Parent Stockholders' Vote. The Parent Stockholders' Vote shall have been obtained.

     (d) Escrow Agreements. Parent and the Escrow Agent shall have executed and delivered to the Shareholders' Representative the Escrow Agreement and the Tax Escrow Agreement.

     (e) Shareholders Agreement. Parent shall have executed and delivered to the Shareholder's Representative the Shareholders Agreement.

     (f) Indenture. Parent shall have executed and delivered to Shareholders' Representative the Indenture.

     (g) Merger Sub Stockholders' Vote. The Merger Sub Stockholders' Vote shall have been obtained.

     (h) Securities Filing. Parent shall have filed (i) the Registration Statement with the SEC or (ii) the Exemption Application with the appropriate securities regulatory authority.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

     (a) by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of each of Parent and the Company;

     (b) by either Parent or the Company, if the Merger shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill its obligations hereunder shall have been the cause of, or shall have resulted in, the failure of the Merger to occur on or before such date. For purposes of this Agreement, the "Termination Date" shall mean (i) forty-five (45) calendar days after the SEC Effective Date, if the SEC Effective Date is on or before August 23, 2001, or (ii) August 24, 2001, if the SEC Effective Date is on or after August 24, 2001. For purposes of this Agreement, the "SEC Effective Date" shall mean the later of the dates on which (i) the Registration Statement is declared effective by the SEC, or the exemption from such registration contained in the Exemption Application is confirmed by the appropriate securities regulatory authority, or (ii) the SEC approves, for distribution to Parent Stockholders, Parent's definitive proxy materials relating to the issuance of the Parent Common Shares in connection with the Merger.

     (c) by either Parent or the Company, if there shall be any Order of a Governmental Entity which is final and nonappealable preventing the consummation of the Merger; provided, however, that the provisions of this
  Section 8.01(c) shall not be available to any party whose failure to fulfill its obligations hereunder shall have been the cause of, or shall have resulted in, such Order;

     (d) by Parent in the event that the Company has breached any representation, warranty, covenant or agreement (subject to the materiality threshold, if any, expressed in such representation, warranty, covenant or agreement) on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that any condition set forth in Section 7.02 would not be satisfied, Parent has notified the Company of the breach and the breach has continued without cure for a period of 30 days after notice of the breach; or

     (e) by the Company in the event that Parent or Merger Sub has breached any representation, warranty, covenant or agreement (subject to the materiality threshold, if any, expressed in such representation, warranty, covenant or agreement) on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of the Parent and Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.03 would not be satisfied, the Company has notified Parent of the breach and the breach has continued without cure for a period of 30 days after notice of the breach.

   SECTION 8.02. Effect of Termination. Except as provided in Section 6.10 and
Section 10.02, in the event of termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub, the Company or the Shareholders' Representative or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease.

   SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of the Merger and this Agreement by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Outstanding Share shall be converted upon consummation of the Merger. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

   SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein (except for any agreement or condition which, by its terms, is non-waivable). Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                                INDEMNIFICATION

   SECTION 9.01. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Effective Time and shall continue until 5:00 p.m. on the date which is one year following the date of the Effective Time (the "Expiration Date"); provided, however that, the representations and warranties set forth in Sections 3.01, 3.03, 3.04, 3.17, 4.01 and 4.03 shall survive for the applicable statutes of limitations. Neither the period of survival nor the liability of a party hereto with respect to such party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of another party hereto. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

   SECTION 9.02. Indemnification By Shareholders. (a) Subject to the provisions of Section 9.02(b), after the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by the holders of Company Outstanding Shares as of immediately prior to the Effective Time (collectively, the "Company Holders"), severally and not jointly, for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, a "Loss"), arising out of or resulting from;

       (i) the breach of any representation or warranty (without giving effect to any qualification as to materiality or as to material adverse effect (or similar qualifications) contained therein in determining the amount of any Loss) made by the Company in this Agreement; and

       (ii) the breach of any covenant or agreement made by the Company in this Agreement.

     (b) Notwithstanding anything to the contrary contained in this
  Agreement:

       (i) except with respect to claims based on fraud, the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 9.02(a) that may be recovered from any Company Holder (other than Losses arising with respect to a breach of the representations and warranties set forth in Sections 3.03 and 3.04) shall be the amount equal to 5% of the value of the Total Merger Consideration to which such Company Holder is entitled pursuant to Section 2.01 of the Merger Agreement;

       (ii) no indemnification payment by the Company Holder with respect to any indemnifiable Loss otherwise payable and arising out of or resulting from the causes enumerated in Section 9.02(a)(i) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $500,000 (the "Basket Amount"), after which time the Company Holder shall be liable only for indemnifiable Losses in excess of the Basket Amount;

       (iii) indemnification claims pursuant to Section 9.02(a) shall be satisfied, in accordance with the Escrow Agreement, solely out of the Parent Common Shares and Parent Notes held in the Escrow Account on behalf of such Company Holder, if any;

       (iv) the indemnification obligation of the Company Holders with respect to a breach of any representation or warranty, and the amount to be indemnified, shall be determined without regard to any materiality qualification set forth in such representation or warranty;

       (v) the amount of any indemnification to be paid under this Article IX shall be computed after giving effect to any tax benefits actually realized by Parent and any insurance proceeds actually received by Parent, after taking into account the tax consequences of the receipt of any indemnity payment hereunder; and

       (vi) the Company Holders shall have no liability for indemnification hereunder with respect to any claim arising from a change in Law or GAAP after the Effective Date having a retroactive effect.

   SECTION 9.03. Indemnification By Parent. (a) Subject to the provisions of
Section 9.03(b), after the Effective Time, the Company Holders and their respective affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Parent for any and all Losses, arising out of or resulting from:

       (i) the breach of any representation or warranty (without giving effect to any qualification as to materiality or as to material adverse effect (or similar qualifications) contained therein in determining the amount of any Loss) made by the Parent or Merger Sub in this Agreement; and

       (ii) the breach of any covenant or agreement made by Parent in this Agreement.

     (b) Notwithstanding anything to the contrary contained in this
  Agreement:

       (i) except with respect to claims based on fraud and Parent's obligation to deliver the Total Merger Consideration pursuant to
    Section 2.02 of this Agreement, the maximum aggregate amount of indemnification Losses arising out of or resulting from the causes enumerated in Section 9.03(a) that may be recovered from Parent shall be five percent (5%) of the Total Merger Consideration;

       (ii) no indemnification payment by Parent with respect to any indemnifiable Loss otherwise payable and arising out of or resulting from the causes enumerated in Section 9.03(a)(i) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than the Basket Amount, after which time Parent shall be liable only for indemnifiable Losses in excess of the Basket Amount;

       (iii) Parent's indemnification obligation with respect to a breach of any representation or warranty, and the amount to be indemnified, and shall be determined without regard to any materiality qualification set forth in such representation or warranty;

       (iv) the amount of any indemnification to be paid under this Article IX shall be computed after giving effect to any tax benefits actually realized by the Shareholders and any insurance proceeds actually received by the Company Holders, after taking into account the tax consequences of the receipt of any indemnity payment hereunder; and

       (v) Parent shall have no liability for indemnification hereunder with respect to any claim arising from a change in Law or GAAP after the Effective Date having a retroactive effect.

   SECTION 9.04. Indemnification Procedures. For purposes of this Section 9.04, a party against which indemnification may be sought is referred to as the "Indemnifying Party" and the party that may be entitled to indemnification is referred to as the "Indemnified Party".

     (a) The obligations and liabilities of Indemnifying Parties under this
  Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX (the "Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give all Indemnifying Parties notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

     (b) The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party; provided, however, that, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as are reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party unless the other party and its affiliates is released in full in connection with such settlement.

   SECTION 9.05. Sole Remedy. After the Effective Time, the rights set forth in this Article IX and the Escrow Agreement shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement, in any schedule hereto, in any document or agreement to be executed and delivered pursuant to this Agreement or in any document or agreement executed and delivered in connection with the completion of the transaction contemplated hereby. Notwithstanding the foregoing, nothing herein shall prevent a party from bringing an action based upon allegations of fraud in connection with this agreement, any schedule hereto, any document or agreement to be executed and delivered pursuant to this agreement or any documents or agreement executed and delivered in connection with the completion of the transaction contemplated hereby. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

   SECTION 9.06. Shareholders' Representative. A committee consisting of a representative of U.S. Trust, a representative of Fidelity Investments, and Mark Wagner (the "Shareholders' Representative"), shall act as the representative of the Company Holders, and shall be authorized to act on behalf of the Company Holders and to take any and all actions required or permitted to be taken by the Shareholders' Representative under this Agreement or the Escrow Agreement, with respect to any claims (including the settlement thereof) made by Parent or the Company Holders for indemnification pursuant to this Article IX of the Agreement and with respect to any actions to be taken by the Shareholders' Representative pursuant to the terms of the Escrow Agreement. Any notice of any Third Party Claim for which Parent is an Indemnified Party shall be deemed to have been delivered by Parent to the Company Holders pursuant to
Section 9.04(b) if validly delivered to the Shareholders' Representative. The Company Holders shall be bound by all actions taken by the Shareholders' Representative in its capacity thereof, except for any action that conflicts with the limitation set forth in the final sentence of this Section 9.06. The Shareholders' Representative shall promptly, and in any event within ten business days, provide written notice to the Company Holders of any action taken on their behalf by the Shareholders' Representative pursuant to the authority delegated to the Shareholders' Representative under this Section
9.06. The Shareholders' Representative shall at all times act in his or her capacity as Shareholders' Representative in a manner that the Shareholders' Representative believes in good faith to be in the best interest of the Company Holders. Neither the Shareholders' Representative nor any of its directors, officers, agents or employees shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Shareholders' Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Shareholders' Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Shareholders' Representative shall not be required to exercise any discretion or take any action. Each Company Holder severally shall indemnify and hold harmless and shall reimburse the Shareholders' Representative from and against such Company Holder's ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Shareholders' Representative arising out of or resulting from any action taken or omitted to be taken by the Shareholders' Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Shareholders' Representative's gross negligence, bad faith or willful misconduct (the "Shareholders' Representative Expenses"). Notwithstanding the foregoing, the Shareholders' Representative shall be entitled to reimbursement of the Shareholders' Representative Expenses from the Escrow Amount pursuant to the terms of the Escrow Agreement. In all matters relating to this Article IX, the Shareholders' Representative shall be the only party entitled to assert the rights of the Company Holders, and the Shareholders' Representative shall perform all of the obligations of the Company Holders hereunder. Parent shall be entitled to rely on all statements, representations and decisions of the Shareholders' Representative.

                                   ARTICLE X

                               GENERAL PROVISIONS

   SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email (upon written confirmation of receipt) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):


   if to Parent or Merger Sub:

     Cardiac Science, Inc.
     16931 Millikan Avenue
     Irvine, California 92606
     Facsimile No.: (949) 951-7315
     Attention: Raymond Cohen, President

     with a copy to:

     Stradling, Yocca, Carlson & Rauth
     660 Newport Center Drive, Suite 1600
     Newport Beach, California 92660
     Facsimile No.: (949) 725-4100

     Attention: Shivbir S. Grewal, Esq.

   if to the Company:

     Survivalink Corporation
     5420 Feltl Road
     Minnetonka, Minnesota 55343
     Facsimile No.: (952) 939-2989
     Attention: John R. Brintnall, Chief Operating Officer

     with a copy to:

     Dorsey & Whitney, LLP
     220 South Sixth Street
     Minneapolis, Minnesota 55402
     Facsimile No.: (612) 340-8827
     Attention: Michael J. McDonnell, Esq.

   if to the Shareholders Representative:

     U.S. Trust
     114 West 47th Street
     New York, NY 10036
     Facsimile No.: (212) 852-3759
     Attention: David I. Fann
     with a copy to:

     Dorsey & Whitney, LLP
     220 South Sixth Street
     Minneapolis, Minnesota 55402
     Facsimile No.: (612) 340-8827
     Attention: Michael J. McDonnell, Esq.

   SECTION 10.02. Expenses. Except as otherwise expressly provided herein, each party shall bear its respective Expenses (as defined below) in connection with the negotiation and preparation of this Agreement and the documents related thereto and the consummation of the transaction contemplated by this Agreement. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

   SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the Merger and the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision are invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger and the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

   SECTION 10.04. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by merger, operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   SECTION 10.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law principles.

   SECTION 10.07. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 10.08. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 10.09. Entire Agreement. This Agreement, including the schedules and other agreements and documents delivered pursuant hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, including, without limitation, the Original Agreement. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                                   ARTICLE XI

                                  DEFINITIONS

   SECTION 11.01. Certain Definitions. For purposes of this Agreement, the term:

     (a) "Affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

     (b) "business day" means any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in Minneapolis, Minnesota.

     (c) "Company Common Stock" means the Common Stock, $.01 par value per share, of the Company.

     (d) "Company Option(s)" means an option or warrant to purchase shares of Company Common Stock.

     (e) "Company Option Share(s)" means the share(s) of Company Common Stock issuable upon exercise of a Company Option.

     (f) "Company Outstanding Shares" means, collectively, as of the Effective Time, the outstanding shares of Company Common Stock, the outstanding shares of Company Preferred Stock and the Company Option Shares.

     (g) "Company Preferred Stock" means the Company Series A Stock and the Company Series B Stock.

     (h) "Company Series A Stock" means the Series A Convertible Preferred Stock, $.01 par value per share, of the Company.

     (i) "Company Series B Stock" means the Series B Convertible Preferred Stock, $.01 par value per share, of the Company.

     (j) "Company Shareholders" means the holders of Company Common Stock and Company Preferred Stock.

     (k) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     (l) "Environmental Laws" means any federal, state, local or foreign laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution or protection of the environment, health, safety or natural resources, all as in effect as of the date hereof.

     (m) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     (n) "Hazardous Substances" means (i) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law.

     (o) "Intellectual Property" means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

     (p) "knowledge" means, with respect to the Company, the actual knowledge of any executive officer of the Company after reasonable investigation and with respect to Parent or Merger Sub, the actual knowledge of any executive officer of Parent or Merger Sub after reasonable investigation, as the case may be.

     (q) "Material Adverse Effect" means, with respect to a party to this Agreement, any circumstance, event, occurrence, change or effect that is or is reasonably likely to be materially adverse to the business, operations, financial condition, assets or results of operations of such party taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) adverse changes arising from the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees or any loss due to potential relocation of the Surviving Corporation); (ii) adverse changes generally affecting the industries in which such party participates, the economy of the United States as a whole or foreign economies in any locations where such party has material operations or sales, (iii) adverse changes arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (iv) adverse changes arising from or relating to the payment of amounts due to any officer or employee under employment agreements, employee benefit plans or other severance arrangements.

     (r) "Merger Consideration Per Common Share" means the amount equal to
  (i) the Total Merger Consideration plus the aggregate amount of the exercise price of the unexercised Company Options outstanding immediately prior to the Effective Time (excluding any Out-of-the-Money Company Options) less the Preferred Liquidation Amount, if any, divided by (ii) the total number of Company Outstanding Shares (including Dissenting Shares and excluding any outstanding shares of Company Preferred Stock and Out-of-the-Money Company Options), calculated on a fully-diluted basis, immediately prior to the Effective Time.

     (s) "Merger Consideration Per Option Share" means the Non-Stock Merger Consideration Per Option Share plus the Stock Merger Consideration Per Option Share.

     (t) "Merger Consideration Per Preferred Share" refers collectively to the Merger Consideration Per Series A Preferred Share and the Merger Consideration Per Series B Preferred Share.

     (u) "Merger Consideration Per Series A Preferred Share" means the amount equal to the greater of (i) $6.70, or (ii) the Merger Consideration Per Common Share multiplied by the number of Company Common Shares that such share of Series A Stock would be entitled to if such share of Series A Stock were converted into Company Common Shares immediately prior to the Effective Time.

     (v) "Merger Consideration Per Series B Preferred Share" means the amount equal to the greater of (i) $26.80, or (ii) the Merger Consideration Per Common Share multiplied by the number of Company Common Shares that such share of Series B Stock would be entitled to if such share of Series B Stock were converted into Company Common Shares immediately prior to the Effective Time.

     (w) "Merger Consideration Per Share" means, collectively, the Merger Consideration Per Common Share, the Merger Consideration Per Preferred Share and the Merger Consideration Per Option Share.

     (x) "Non-Stock Merger Consideration Per Common Share" means an amount equal to one-half the Merger Consideration Per Common Share, in cash and Parent Notes, allocated by percentage of dollar value as 28.926% to cash and 71.074% to Parent Notes. The Non-Stock Merger Consideration Per Common Share shall be subject to adjustment in the event of a Tax Free Reorganization Adjustment.

     (y) "Non-Stock Merger Consideration Per Option Share" means an amount equal to the Non-Stock Merger Consideration Per Common Share less (ii) one-half of the applicable exercise price per Company Option Share.

     (z) "Non-Stock Merger Consideration Per Preferred Share" means an amount equal to one-half of the Merger Consideration Per Preferred Share.

     (aa) "Non-Stock Merger Consideration Per Share" means, collectively, the Non-Stock Merger Consideration Per Common Share, the Non-Stock Merger Consideration Per Preferred Share and the Non-Stock Merger Consideration Per Option Share.

     (bb) "Out-of-the-Money Company Option(s)" means Company Option(s) that, because the exercise price of such Company Option is greater than the Merger Consideration Per Common Share, will not receive any portion of the Total Merger Consideration.

     (cc) "Parent Common Shares" means 18,150,000 of Parent Common Stock to be issued by Parent pursuant to this Agreement, which number shall be subject to adjustment in the event of a Tax Free Reorganization Adjustment.

     (dd) "Parent Common Stock" means the Parent's Common Stock, $0.001 par value per share.

       (B) "Parent Common Stock Price" means $2.00; provided however that, in the event that the average of the highest and lowest quoted trading price of Parent Common Stock on the Nasdaq National Market, as reported in the Wall Street Journal, on the date of the Effective Time is less than $2.00, the definitions for each of Non-Stock Merger Consideration, Stock Merger Consideration, Non-Stock Merger Consideration Per Common Share, Non-Stock Merger Consideration Per Option Share, Non-Stock Merger Consideration Per Preferred Share, Stock Merger Consideration Per Common Share, Stock Merger Consideration Per Option Share and Stock Merger Consideration Per Preferred Share shall be as set forth on
    Schedule 11.01 attached hereto (such an event is referred to herein as a "Tax Free Reorganization Adjustment.").

     (ff) "Parent Notes" shall mean senior secured promissory notes issued by Parent to the Company Shareholders (excluding holders of Dissenting Shares) as part of the Non-Stock Merger Consideration Per Share, each of which shall be in substantially the form attached hereto as Exhibit C.

     (gg) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     (hh) "Preferred Liquidation Amount" means the (i) the Merger Consideration Per Series A Preferred Share, multiplied by the number of shares of Series A Stock outstanding immediately prior to the Effective Time (specifically excluding any shares of Series A Stock converted into Company Common Stock in connection with the Merger), plus (ii) the Merger Consideration Per Series B Preferred Share, multiplied by the number of shares of Series B Stock outstanding immediately prior to the Effective Time (specifically excluding any shares of Series B Stock converted into Company Common Stock in connection with the Merger).

     (ii) "Stock Merger Consideration Per Common Share" means the number of shares of Parent Common Stock equal to (i) one-half of the Merger Consideration Per Common Share, divided by (ii) the Parent Common Stock Price.

     (jj) "Stock Merger Consideration Per Option Share" means [(i) the number of shares of Parent Common Stock equal to the Stock Merger Consideration Per Common Share less (ii) a number of shares of Parent Common Stock equal to one-half of the applicable exercise price per option share.]

     (kk) "Stock Merger Consideration Per Preferred Share" means the number of shares of Parent Common Stock equal to (i) one-half of the Merger Consideration Per Preferred Share, divided by (ii) the Parent Common Stock Price.

     (ll) "Total Merger Consideration" means $72,600,000.

   IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Second Amended and Restated Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CARDIAC SCIENCE, INC.

                                          By: /s/ Roderick De Greef
                                            -----------------------------------
                                          Name: Roderick De Greef
                                          Title: President

                                          CARDIAC SCIENCE ACQUISITION CORP.

                                          By: /s/ Roderick De Greef
                                            -----------------------------------
                                          Name: Roderick De Greef
                                          Title: President

                                          SURVIVALINK CORPORATION

                                          By: /s/ Mark Wagner
                                            -----------------------------------
                                          Name: Mark Wagner
                                          Title: Chief Executive Officer

                                                                  SCHEDULE 11.01

                       TAX FREE REORGANIZATION ADJUSTMENT

1. In accordance with Section 11.01(dd), in the event that the average of the highest and lowest quoted trading price of Parent Common Stock on the Nasdaq National Market, as reported in the Wall Street Journal, on the date of the Effective Time (the "Closing Date Stock Price") is less than $2.00, the definitions for each of the Non-Stock Merger Consideration, the Stock Merger Consideration, the Non-Stock Merger Consideration Per Common Share, the Non-Stock Merger Consideration Per Option Share, the Non-Stock Merger Consideration Per Preferred Share, the Stock Merger Consideration Per Common Share, the Stock Merger Consideration Per Option Share and the Stock Merger Consideration Per Preferred Share shall be as set forth below and the definitions for the Cash Merger Consideration Per Common Share, the Notes Merger Consideration Per Common Share, the Cash Merger Consideration Per Option Share, the Notes Merger Consideration Per Option Share, the Cash Merger Consideration Per Preferred Share, the Notes Merger Consideration Per Preferred Share, the Applicable Cash Percentage and the Applicable Stock Percentage, as set forth below, shall be added to Section 11.01 of the Agreement.

  (a) "Non-Stock Merger Consideration" means the number equal to: (i) a fraction the numerator of which is: (A) Total Merger Consideration, and the denominator of which is: (B) one plus the ratio of $2.00 divided by the Closing Date Stock Price, less (ii) $2.00.

  (b) "Stock Merger Consideration" means the Total Merger Consideration less the Non-Stock Merger Consideration.

  (c) "Applicable Non-Stock Percentage" means the Non-Stock Merger Consideration divided by the Total Merger Consideration.

  (d) "Applicable Stock Percentage" means the Stock Merger Consideration divided by the Total Merger Consideration.

  (e) "Non-Stock Merger Consideration Per Common Share" means an amount equal to the Non-Stock Merger Consideration Per Common Share multiplied by the Applicable Non-Stock Percentage.

  (f) "Cash Merger Consideration Per Common Share" means an amount in cash equal to the Non-Stock Merger Consideration Per Common Share (as defined in the original agreement without the adjustment contained in this Schedule 11.01) multiplied by 0.28926.

  (g) "Notes Merger Consideration Per Common Share" means Non-Stock Merger Consideration Per Common Share (as adjusted herein) less the Cash Merger Consideration Per Common Share.

  (h) "Non-Stock Merger Consideration Per Option Share" means an amount equal to the Non-Stock Merger Consideration Per Common Share (as adjusted herein) less one-half of the applicable exercise price per share for such Company Option.

  (i) "Cash Merger Consideration Per Option Share" means an amount in cash equal to (i) the Cash Merger Consideration Per Common Share (as defined herein) less (ii) the applicable exercise price per share for such Company Option multiplied by 0.28926.

  (j) "Notes Merger Consideration Per Option Share" means Parent Notes with a principal amount equal to the Non-Stock Merger Consideration Per Option Share (as adjusted herein) less the Cash Merger Consideration Per Option Share.

  (k) "Non-Stock Merger Consideration Per Preferred Share" means an amount equal to the Non-Stock Merger Consideration Per Preferred Share multiplied by the Applicable Non-Stock Percentage.

  (l) "Cash Merger Consideration Per Preferred Share" means an amount in cash equal to the Non-Stock Merger Consideration Per Preferred Share (as defined in the original agreement without the adjustment contained in this Schedule 11.01) multiplied by 0.28926.

  (m) "Notes Merger Consideration Per Preferred Share" means Parent Notes with a principal amount equal to the Non-Stock Merger Consideration Per Preferred Share (as adjusted herein) less the Cash Merger Consideration Per Preferred Share.

  (n) "Stock Merger Consideration Per Common Share" means the number of Parent Common Shares equal to (i) the Merger Consideration Per Common Share multiplied by the Applicable Stock Percentage, divided by (ii) $2.00.

  (o) "Stock Merger Consideration Per Option Share" means the number of Parent Common Shares equal to (i) the Stock Merger Consideration Per Common Share less (ii) a number of Parent Common Shares equal to one-half of the applicable exercise price per share for such Company Option divided by $2.00.

  (p) "Stock Merger Consideration Per Preferred Share" means the number of Parent Common Shares equal to (i) the Merger Consideration Per Preferred Share multiplied by the Applicable Stock Percentage, divided by (ii) $2.00.

2. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that the Closing Date Stock Price is less than $2.00:

  (a) the total cash to be delivered by Parent under this Agreement shall equal $10,500,000;

  (b) the aggregate principal amount of the Parent Notes to be delivered by Parent under this Agreement shall equal the Non-Stock Merger Consideration less $10,500,000; and

  (c) the total number of Parent Common Shares to be delivered by Parent under this Agreement shall equal (i) the Stock Merger Consideration, divided by (ii) $2.00.

3. Example:

   Assumptions:

   Closing Date Stock Price = $1.75

   Calculations:

   Non-Stock Merger Consideration = (72,600,000/(1+(2.00/1.75))-2.00) =
$33,879,998.00
   Applicable Non-Stock Percentage = (33,879,998.00/72,600,000) = .4666667

   Stock Merger Consideration = $72,600,000-$33,879,998.00 = $38,720,002.00
   Applicable Stock Percentage = (38,720,002.00/72,600,000) = .5333333

   Total Parent Common Shares Issued = (38,720,002.00/2) = 19,360,001

4. Allocation at Certain Closing Date Stock Prices

     Stock Price at      No. of                                     Total
     Effective Time      Shares        Notes         Cash       Consideration
     --------------    ----------   -----------   -----------   -------------
      $1.75            19,360,001   $23,379,998   $10,500,000    $67,760,000
      $1.50            20,742,858   $20,614,284   $10,500,000    $62,228,571
      $1.25            22,338,463   $17,423,075   $10,500,000    $55,846,153
      $1.00            24,200,001   $13,699,998   $10,500,000    $48,399,999